NEWS RELEASE
Media Contact(s):	Investor Contact(s):
Shannon Lapierre 860-547-5624 Shannon.Lapierre@thehartford.com	Rick Costello 860-547-8480 Richard.Costello@thehartford.com

Liam E. McGee Named Chairman and CEO of
The Hartford

Brings a proven track record of successfully managing large, complex financial services organizations to lead The Hartford into its third century

Led Bank of America’s Consumer and Small Business Bank, the nation’s largest retail bank, serving more than 50 million households and small businesses

Hartford, Conn., September 30, 2009 – The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that Liam E. McGee has been appointed Chairman of the Board of Directors and Chief Executive Officer, effective October 1, 2009. Until recently, McGee was President of the Consumer and Small Business Bank for Bank of America Corporation (NYSE: BAC) where he operated the nation’s largest retail bank, serving more than 50 million consumer households and small businesses with over 6,100 domestic banking centers, nearly 100,000 employees and the nation’s largest online and mobile bank.

“Liam’s strong track record of success in leading large, complex financial services organizations makes him the ideal person to build on The Hartford’s strong foundation,” said Michael G. Morris, The Hartford’s presiding director. “He has an outstanding combination of leadership skills, financial acumen and operational and technology experience, along with a demonstrated ability to evolve and profitably grow businesses in response to changing business environments and customer needs. We welcome Liam to The Hartford and look forward to working with him as he leads the company into its third century.”

McGee stated, “The Hartford has a strong brand that has been associated with trust and integrity for 200 years, great business franchises, a talented team of employees, and enduring relationships with distribution partners. In an environment of intense competition, technological innovation and changing consumer and business behavior, there are clear opportunities to create competitive advantages. By leveraging and building on The Hartford’s strengths, we will enter our third century as an industry leader, well positioned to achieve the expectations of our customers, shareholders, partners and employees.”

McGee succeeds Ramani Ayer, who in June announced his intention to retire from the Company. Ayer will resign as Chairman and CEO effective October 1, 2009 and will retire on November 1, 2009, following a brief transition period. Ayer has served as Chairman and CEO of The Hartford since February 1997 and has spent his entire career serving the company.

Commenting on the announcement, Ayer said, “Liam is a proven leader in the financial services industry with an outstanding set of skills, a deep appreciation of balancing risk and return, and broad experience in a variety of financial businesses. He also shares The Hartford’s values, including product and customer service excellence, integrity, and a commitment to giving back to the communities in which we operate. I look forward to working with Liam to ensure a smooth transition.”

“Ramani’s deep industry experience, integrity, and strong leadership skills have been instrumental to the success of The Hartford over the course of his 36-year career with the company,” added Morris. “We are grateful for the contributions he has made and for his continuing dedication to The Hartford. On behalf of the Board and our 29,000 employees, I sincerely thank Ramani for his lifetime of service to – and his distinguished leadership of – The Hartford.”

Biography of Liam E. McGee

Liam E. McGee, 55, served until recently as president of the Consumer and Small Business Bank for Bank of America Corporation, where he ran a business that served 50 million consumer households and small businesses through a distribution network that included over 6,100 branches and the nation’s largest online and mobile bank. He was responsible for products and services including Deposits, Debit and integrated solutions for Small Business and Mass Affluent customers. He also oversaw the corporation’s global technology and delivery in more than 30 countries. He was instrumental in leading the integration of a number of companies acquired by Bank of America over the years, including FleetBoston, MBNA, and La Salle, as well as teams focused on a number of product innovations like Keep the Change™ and No-Fee Mortgage Plus™.

McGee joined Bank of America in 1990. During a banking career that spans more than three decades, he developed broad leadership experience in consumer banking, corporate and commercial banking, and technology and operations. Prior to Bank of America, he held senior positions at Wells Fargo.

Active in civic affairs and education, McGee is a member of the National Urban League Board of Trustees and the Financial Services Roundtable Board of Directors.  Additionally, he serves on the board of the Andres H. Bechtler Arts Foundation.  McGee has acted as chairman of both the University of San Diego Board of Trustees and the United Way of Greater Los Angeles, and served two terms as a director of the Los Angeles branch of the Federal Reserve Bank of San Francisco.

A native of County Donegal, Ireland, McGee grew up in Southern California and speaks Spanish fluently. He is a graduate of the University of San Diego, with a master’s degree in business administration from Pepperdine University and a law degree from Loyola Law School.

McGee and his family currently reside in Charlotte, North Carolina and will relocate to the greater Hartford area.

About The Hartford

Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. In particular, the amount and terms of future sales under the equity issuance plan described above, if any, are not yet known. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2008 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.